UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2007

VioQuest Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-16686 (Commission File Number)	58-1486040 (IRS Employer Identification No.)

180 Mt. Airy Road, Suite 102
Basking Ridge, NJ 07920
(Address of principal executive offices)

(908) 766-4400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 10, 2007, VioQuest Pharmaceuticals, Inc. (“VioQuest”) and Chiral Quest Acquisition Corp. (the “Purchaser”) entered into a stock purchase and sale agreement (the “Purchase Agreement”) pursuant to which VioQuest agreed to sell to the Purchaser all of the capital stock of its subsidiary, Chiral Quest, Inc. Completion of the sale is predicated upon the approval of the Purchase Agreement by VioQuest’s shareholders at the upcoming annual meeting, as well as other customary closing conditions.

The Purchaser is a newly-formed, privately-held Delaware corporation. The Purchaser is, or at the time of closing will be, principally owned by Dr. Xumu Zhang and a Chinese-based venture capital fund. Dr. Zhang co-founded Chiral Quest and has been a director of VioQuest and Chief Technology Officer of Chiral Quest since February 2003. Following completion of the sale, the Purchaser plans to continue operating Chiral Quest’s business in substantially the same manner as VioQuest has operated the business. Because of Dr. Zhang’s interest in the transaction, he recused himself from all discussions of VioQuest’s Board of Directors concerning the proposed transaction.

Under the terms of the Purchase Agreement, in exchange for all of the outstanding capital stock of Chiral Quest, the Purchaser will pay VioQuest the cash sum of $1,700,000, plus assume liabilities of Chiral Quest in an amount up to $1,300,000. To the extent Chiral Quest’s liabilities exceed $1,300,000 as of the closing of the transaction, VioQuest would be required to pay such excess amount to the Purchaser.

The Purchase Agreement contains customary representations and warranties made by VioQuest in favor of the Purchaser that relate to a variety of matters, including without limitation: (i) the organization and good standing of Chiral Quest, including its subsidiaries; (ii) the capitalization of Chiral Quest and its subsidiaries; (iii) the absence of any breach, violation or conflict with any agreement, instrument, judgment or law to which VioQuest or Chiral Quest are subject; (iv) the accuracy of Chiral Quest’s financial statements and their preparation in accordance with generally accepted accounting principles; (v) the absence of certain undisclosed liabilities; (vi) the rights in Chiral Quest’s intellectual property; and (vii) certain material contracts to which Chiral Quest is a party and the absence of breaches or defaults with respect to such contracts.

The Purchase Agreement also contains various covenants and other agreements made by VioQuest and the Purchaser relating to, among other things: (i) VioQuest’s agreement to allow reasonable access by the Purchaser and its representatives to Chiral Quest’s properties and records, subject to certain limitations described in the Purchase Agreement; (ii) VioQuest’s ability to solicit or encourage offers from, or otherwise engage in discussions with, third parties relating to the sale of Chiral Quest; (iii) VioQuest’s agreement to maintain the corporate existence, good standing, adequate insurance of Chiral Quest and to otherwise continue to conduct Chiral Quest’s business in the ordinary course; and (iv) Purchaser’s agreement to assume the real estate lease for VioQuest’s Monmouth Junction, New Jersey facility, from which Chiral Quest operates.

Subject to and following the closing, VioQuest has agreed not to engage for a period of 10 years, directly or indirectly, in any business that engages in the design, development, marketing, manufacture and/or sale of any product which is the same or directly competitive with any product manufactured, marketed or sold by Chiral Quest as of the closing date. VioQuest further agrees that for a period of 5 years following the closing, VioQuest will not solicit the customers or employees of Chiral Quest with respect to a business that competes with Chiral Quest’s business.

The Purchase Agreement may be terminated prior to the closing, as follows: (i) by the mutual consent of the parties; (ii) by either party in the event the transaction is not completed prior to the close of business on the day that is 10 days following the date on which VioQuest’s shareholders approve the transaction, which is referred to as the Expiration Date; (iii) by either Purchaser or VioQuest if there has been a material breach by the other of a representation, warranty or covenant contained in the Purchase Agreement that has not been cured by the breaching party; and (iv) by either Purchaser or VioQuest if, as a result of an event outside either’s reasonable control, certain closing conditions are incapable of being satisfied.

In addition to the Purchase Agreement, on March 27, 2007, VioQuest also entered into an escrow agreement with Purchaser and Wells Fargo Bank, N.A., as escrow agent. Under the terms of the escrow agreement, Purchaser deposited the cash sum of $500,000 with the escrow agent. The escrow agreement provides that these escrowed funds will be disbursed to VioQuest in the event the sale of Chiral Quest to Purchaser is not completed as a result of an event that is deemed to be caused by Purchaser or to be Purchaser’s fault. Among other things, if Purchaser fails to satisfy a condition precedent to VioQuest’s obligation to close the transaction by the Expiration Date, then such failure is deemed to be caused by or the fault of Purchaser.

VioQuest agreed to indemnify Purchaser after the closing for damages from claims resulting from or arising out of a breach of a representation, warranty or covenant made by VioQuest in the Purchase Agreement. VioQuest will be obligated to indemnify Purchaser with respect a claim for damages resulting from VioQuest’s breach of a representation or warranty only if Purchaser provided VioQuest with written notice of such claim within 6 months following the closing. Additionally, VioQuest has no obligation to indemnify Purchaser until the aggregate amount of damages from claims exceeds the aggregate total of $75,000, and then only by such excess. Further, the maximum amount for which VioQuest will be obligated to indemnify Purchaser is $1.7 million, which represents the cash portion of the purchase price. However, the $75,000 floor and $1.7 million cap do not apply to claims based on a breach of VioQuest’s representations concerning the capitalization, stock ownership or tax liability of Chiral Quest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VioQuest Pharmaceuticals, Inc.

Date: April 16, 2007	By:	/s/ Brian Lenz
Brian Lenz
Chief Financial Officer